Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Andy Blanchard

Investor Relations

Tel 978.370.2425

investorrelations@teradyne.com

Peter Herweck Elected to Teradyne’s Board of Directors

NORTH READING, Mass. – October 26, 2020 – Teradyne, Inc. (NASDAQ:TER) announced the election of Peter Herweck to its Board of Directors effective November 9, 2020. Mr. Herweck was also appointed to the Board’s Compensation and Nominating and Corporate Governance Committees.

“We are excited to have Peter join Teradyne’s Board of Directors,” said Roy Vallee, Teradyne Chairman. “His deep understanding of industrial automation along with his insights from leading complex, global enterprises serving a broad range of customers will be valuable additions to our Board as Teradyne expands its position in advanced industrial automation.”

Since 2016, Mr. Herweck is Member of the Executive Committee and Executive Vice President Industrial Automation at Schneider Electric SE, a €27.2 billion company. Schneider Electric (Euro Stoxx 50: SU) is providing energy and automation digital solutions for efficiency and sustainability. He is Vice Chairman of the Board of AVEVA Group plc, global leader in Industrial Software (FTSE100: AVV). Peter began his career at Mitsubishi Electric as a software development engineer in Japan before joining Siemens in 1993. At Siemens, he held a variety of leadership positions in the automation field including President of the Industry Sector in North-East Asia, Head of Corporate Strategy, and CEO of the Process Industries & Drives division.

Mr. Herweck studied automation technology at Saarland University of Applied Sciences, Germany, and received a Master’s degree in electrical engineering from University de Metz, France. He holds a MBA from Wake Forest University, NC, and completed the Advanced Management Program at Harvard Business School.

About Teradyne

Teradyne (NASDAQ:TER) brings high-quality innovations such as smart devices, life-saving medical equipment and data storage systems to market, faster. Its advanced test solutions for semiconductors, electronic systems, wireless devices and more ensure that products perform as they were designed. Its Industrial Automation offerings include collaborative and mobile robots that help manufacturers of all sizes improve productivity and lower costs. In 2019, Teradyne had revenue of $2.3 billion and today employs 5,500 people worldwide. For more information, visit teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc. in the U.S. and other countries.